EXHIBIT 99.1

ACME UNITED CORPORATION            NEWS RELEASE
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                            CONTACT: Paul G. Driscoll
                             Acme United Corporation
                   60 Round Hill Road    Fairfield, CT  06824
                  Phone: (203) 254-6060    FAX: (203) 254-6521
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                      FOR IMMEDIATE RELEASE April 21, 2006


ACME UNITED CORPORATION REPORTS 16% SALES GROWTH

         FAIRFIELD, CONN. - April 21, 2006 - Acme United Corporation (AMEX:ACU) today announced that net sales for the quarter ended March 31, 2006 were $12.3 million compared to $10.6 million in the comparable period of 2005, an increase of 16%.

         Net income was $760,000 or $.20 per diluted share for the first quarter ended March 31, 2006 compared to $650,000 or $.17 per diluted share for the comparable period last year an increase of 17%. During the first quarter of 2006, the Company began expensing the fair value of stock options in accordance with the new SFAS 123R accounting rule. This accounting change reduced first quarter net income by $66,000.

         Net sales for the first quarter in the U.S. segment increased 19% as the result of a sales initiative with a large warehouse club chain and the initiation of a continuing program at a global superstore. Sales in Europe and Canada increased by 5% in both U.S. dollars and local currency.

         Gross margins were 45.3% in the first quarter of 2006 versus 45.9% in the first quarter of 2005. The lower margin in 2006 is due to expedited freight costs and other one time expenses associated with the launch of a new program to a global customer in Europe.

         Walter C. Johnsen, President and CEO said, "Acme United had solid sales growth in the first quarter, and it is rewarding to see our products on the shelves of new customers. We anticipate continued growth during the year as our new programs are fully implemented."

         The Company's bank debt on March 31, 2006 was $7.8 million compared to $2.0 million on March 31, 2005. The increase in bank debt was primarily used in the funding of additional inventory amounting to $5.2 million and repurchases of Acme stock of $2.6 million. We increased inventory earlier this year in order to minimize air freight costs during our back to school season. We expect inventory levels to normalize in the second half of 2006.

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

         ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office and industrial markets.

         Forward-looking statements in this earnings release, included without limitation, statements related to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources. Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth, and (iii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.


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

                             ACME UNITED CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                            FIRST QUARTER REPORT 2006
                                                        Quarter Ended         Quarter Ended
                                                        March 31, 2006        March 31, 2005
Amounts in $000's except per share data                   (Unaudited)           (Unaudited)
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
Net sales                                                 $ 12,257              $ 10,583
Gross profit                                                 5,552                 4,861
Selling, general, and administrative expenses                4,259                 3,719
Interest expense                                               125                    13
Other (income) expense                                         (76)                   49
Pre-Tax income                                               1,245                 1,080
Income tax expense                                             485                   430
Net income                                                     760                   650
Earnings per share basic                                      0.22                  0.19
Earnings per share diluted                                    0.20                  0.17

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

                             ACME UNITED CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            FIRST QUARTER REPORT 2006
                                   (Unaudited)
Amounts in $000's
-----------------

Assets                                                       March 31, 2006          March 31, 2005
------                                               -------------------------------------------------
Current assets:
     Cash                                                    $      990              $    1,006
     Accounts receivable, net                                     9,567                   8,013
     Inventories                                                 14,374                   9,207
     Prepaid and other current assets                             1,307                     843
                                                     -------------------------------------------------
Total current assets                                             26,238                  19,069

     Property and equipment, net                                  2,632                   2,068
     Other assets                                                 1,572                     769
                                                     -------------------------------------------------
Total assets                                                 $   30,442              $   21,906
                                                     =================================================

Liabilities and stockholders' equity
Current liabilities
     Accounts payable                                        $    2,582              $    2,150
     Other current liabilities                                    4,277                   2,995
                                                     -------------------------------------------------
Total current liabilities                                         6,859                   5,146
Long-Term debt                                                    7,795                   2,048
Other non current liabilities                                     1,037                     550
                                                     -------------------------------------------------
                                                                 15,691                   7,744
Total stockholders' equity                                       14,752                  14,162
                                                     -------------------------------------------------
Total liabilities and stockholders' equity                   $   30,442              $   21,906
                                                     =================================================

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